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As filed with the Securities and Exchange Commission on August 10, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LATTICE SEMICONDUCTOR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	93-0835214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(Address of Principal Executive Offices, including Zip Code)

2001 Stock Plan
(as amended August 7, 2001)
—and—
2001 Outside Directors' Stock Option Plan
(Full title of the plans)

Stephen A. Skaggs
Chief Financial Officer
LATTICE SEMICONDUCTOR CORPORATION
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000
(Name, address and telephone number of agent for service)

Copy to:
John A. Fore, Esq.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value, issuable upon exercise of outstanding options granted under the Lattice Semiconductor Corporation 2001 Stock Plan	3,330,105	$24.91	$82,952,915.55	$20,738.23

Common Stock, $0.01 par value per share, issuable upon exercise of options available for future grant under the Lattice Semiconductor Corporation 2001 Stock Plan (1)	5,669,895	$23.94	$135,737,286.30	$33,934.32

Common Stock, $0.01 par value, issuable upon exercise of outstanding options granted under the Lattice Semiconductor Corporation 2001 Outside Directors' Stock Option Plan	243,000	$24.91	$6,053,130.00	$1,513.28

Common Stock, $0.01 par value, issuable upon exercise of options available for future grant under the Lattice Semiconductor Corporation 2001 Outside Directors' Stock Option Plan (2)	757,000	$23.94	$18,122,580.00	$4,530.65

TOTAL REGISTRATION FEES				$60,716.48

(1)
The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") as to the remaining 5,669,895 shares of common stock authorized for issuance upon exercise of options available for future grant under the Lattice Semiconductor Corporation 2001 Stock Plan, solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low price of the common stock as reported on the Nasdaq National Market on August 9, 2001.

(2)
The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act as to the remaining 757,000 shares of common stock authorized for issuance upon exercise of options available for future grant under the Lattice Semiconductor Corporation 2001 Outside Directors' Stock Option Plan, solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low price of the common stock as reported on the Nasdaq National Market on August 9, 2001.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

    The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meet the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by Lattice Semiconductor Corporation (the "Company") are hereby incorporated by reference in this Registration Statement:

  (a)
  The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, filed on March 26, 2001.

  (b)
  The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed on August 9, 2001.

  (c)
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 14, 2001.

  (d)
  The Company's Proxy Statement for its 2001 Annual Meeting of Stockholders, filed on March 23, 2001.

  (e)
  The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 27, 1989, including any amendment or report filed for the purpose of updating any such description.

  (f)
  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in (a) above.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    The validity of the issuance of the common stock registered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, one of our directors, is Chairman and Chief Executive Officer of Wilson Sonsini Goodrich & Rosati. Mr. Sonsini beneficially owned 81,360 shares of our common stock at August 8, 2001, including 72,000 shares subject to options exercisable within 60 days of that date.

Item 6. Indemnification of Directors and Officers.

    The Company's Restated Certificate of Incorporation, as amended (the "Certificate"), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware ("Delaware Law"), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their

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status as our agent. The Company's Bylaws also allow us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability arising out of the person's status as such, whether or not we would have the power to indemnify the person under Delaware Law.

    Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	2001 Stock Plan (as amended August 7, 2001).
4.2	2001 Outside Directors' Stock Option Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Company.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Company (see Exhibit 5.1).
24.1	Power of Attorney (see page II-5).

Item 9. Undertakings.

A.
The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

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        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 10th day of August, 2001.

LATTICE SEMICONDUCTOR CORPORATION
By:	/s/ Cyrus Y. Tsui Cyrus Y. Tsui President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Cyrus Y. Tsui Cyrus Y. Tsui	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	August 10, 2001
/s/ Stephen A. Skaggs Stephen A. Skaggs	Senior Vice President, Chief Financial Officer (Principal Financial Officer) and Secretary	August 10, 2001
/s/ Mark O. Hatfield Mark O. Hatfield	Director	August 10, 2001
/s/ Daniel S. Hauer Daniel S. Hauer	Director	August 10, 2001
/s/ Harry A. Merlo Harry A. Merlo	Director	August 10, 2001
/s/ Larry W. Sonsini Larry W. Sonsini	Director	August 10, 2001
/s/ Soo Boon Koh Soo Boon Koh	Director	August 10, 2001

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LATTICE SEMICONDUCTOR CORPORATION

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2001 Stock Plan (as amended August 7, 2001).
4.2	2001 Outside Directors' Stock Option Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Company.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Company (see Exhibit 5.1).
24.1	Power of Attorney (see page II-5).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
REGISTRATION STATEMENT ON FORM S-8 INDEX TO EXHIBITS